Exhibit 99.1

Contact

Jill Swartz

Spotlight Marketing Communications

949.427.5172 ext. 701

jill@spotlightmarcom.com

Michael S. McClure Named President of

Strategic Storage Growth Trust, Inc.

Company also appoints Michael O. Terjung to serve as chief financial officer and treasurer

LADERA RANCH, Calif. – (Feb. 13, 2017) – Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties, and is sponsored by SmartStop Asset Management, LLC (SmartStop), recently announced that its board of directors has appointed Michael S. McClure to serve as the company’s president. He replaces H. Michael Schwartz, who continues in his capacity as chief executive officer and chairman of the board. The company appointed Michael O. Terjung to replace Mr. McClure as chief financial officer and treasurer.

“Mr. McClure and Mr. Terjung have both played key roles in the success and growth of SmartStop Asset Management and our family of investment opportunities, including Strategic Storage Growth Trust,” said Mr. Schwartz. “They are experienced professionals who enjoy the full faith of myself and our board of directors, and whose talents and judgement will continue to benefit the investors we serve in their expanded roles.”

In addition to his appointment as president of SSGT, Mr. McClure has also been appointed president of the company’s sponsor, SmartStop, a diversified real estate company, and SmartStop’s various affiliates, including: Strategic Storage Trust II, Inc.; Strategic Storage Trust IV, Inc.; and Strategic Student Senior and Storage Trust, Inc. Prior to his appointment as president, Mr. McClure, who has more than three decades of experience in real estate and finance, had served as SSGT’s executive vice president, chief financial officer and treasurer since January 2013. From January 2013 until January 2017, he also served as chief financial officer for SmartStop. From 2008 until October 2015, Mr. McClure was chief financial officer and treasurer of SmartStop Self Storage, Inc., until its merger with Extra Space Storage, Inc.

Prior to his appointment as chief financial officer and treasurer, Mr. Terjung served as a controller for SmartStop assigned to SSGT. He originally joined as controller of an affiliated entity in 2009 and was assigned in that capacity to SmartStop Self Storage, Inc. Mr. Terjung has nearly 20 years of experience in finance and accounting. A certified public accountant, he earned a bachelor’s degree from California State University, Fullerton.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 15 operating self storage facilities located in seven states comprising approximately 10,100 self storage units and approximately 1,200,000 net rentable square feet of storage space, two development properties in the Greater Toronto Area to be comprised of approximately 1,700 self storage units and 170,000 net rental square feet of storage space once completed and one development property in Asheville, North Carolina to be comprised of approximately 650 self storage units and 72,000 net rental square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 65,000 self storage units and approximately 7.5 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 103 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of both Strategic Storage Trust II, Inc. and SSGT, both public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

###